SPRINGLEAF FINANCE CORPORATION ANNOUNCES PROPOSED $250 MILLION

SENIOR NOTES OFFERING

EVANSVILLE, INDIANA. May 20, 2013  – Springleaf Finance Corporation  (the “Company”) today announced its intention to offer, in a private placement, up to $250 million aggregate principal amount of senior notes due 2020 (the "notes"), subject to market and other conditions. The Company intends to use the net proceeds from the offering for general corporate purposes.  There can be no assurance that the offering of the notes will be consummated.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.  The notes have not been registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements.

This press release contains “forward-looking statements” concerning the Company's intention to issue the notes, the Company’s expectation of the aggregate principal amount of notes to be sold and the Company’s intended use of proceeds of the offering. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.